PRESS RELEASE

Contact:	Investors and Media:
Symmetry Medical Inc.	The Ruth Group
Fred L. Hite	Zack Kubow
Senior Vice President	(646) 536-7020
Chief Financial Officer	zkubow@theruthgroup.com
(574) 371-2218

Symmetry Medical Reports First Quarter 2014 Financial Results

Reiterates 2014 Financial Guidance

First Quarter Highlights:

•	Revenue of $101.3 million, up 2.4% year-over-year
•	Net income of $1.3 million; as adjusted net income of $3.3 million
•	Earnings per share of $0.03; as adjusted earnings per share of $0.09

WARSAW, Ind., May 1, 2014 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced first quarter 2014 financial results for the period ended March 29, 2014.

	First Quarter			Vs Prior Quarter
(in millions, except per share data)	2014	2013	Change	1Q'14	4Q'13	Change
Revenue	$101.3	$98.9	2%	$101.3	$101.2	0%
Operating income	4.8	3.9	23%	4.8	7.5	-36%
Net income (loss)	1.3	(0.3)	Fav	1.3	(2.2)	Fav
EPS	$0.03	$(0.01)	Fav	$0.03	$(0.06)	Fav

As Adjusted Non-GAAP*
Operating income*	$7.5	$7.4	1%	$7.5	$10.9	-31%
Net income*	3.3	2.3	43%	3.3	3.6	-8%
EPS*	$0.09	$0.06	50%	$0.09	$0.10	-10%

* Excludes charges for stock compensation expense, amortization of intangible assets and debt issuance costs, asset impairment charges, loss on debt extinguishment and unrealized foreign currency impact on an intercompany loan, acquisition related costs, facility closure and severance, product recall costs and net gain on insurance proceeds received.  See “As Adjusted Financial Measures” below.

(in millions)	First Quarter			Vs Prior Quarter
Revenue by Product: by Segment	2014	2013	Change	1Q'14	4Q'13	Change
OEM Solutions Revenue
Instruments	$28.9	$28.2	2%	$28.9	$28.8	0%
Implants	28.4	26.0	9%	28.4	26.5	7%
Cases	15.7	16.4	-4%	15.7	16.9	-7%
Other	7.6	6.1	25%	7.6	6.4	19%
Total OEM Solutions Revenue	$80.6	$76.7	5%	$80.6	$78.6	3%
Symmetry Surgical Revenue	20.7	22.2	-7%	20.7	22.6	-8%

Total Revenue	$101.3	$98.9	2%	$101.3	$101.2	0%

Revenue for the first quarter 2014 was $101.3 million, up 2.4% compared to $98.9 million in the same period last year. The current quarter revenue was primarily driven by higher sales in the Company's OEM Solutions segment, partially offset by a decrease in the Symmetry Surgical segment.

OEM Solutions segment revenue was $80.6 million in the first quarter 2014, a 5.2% increase from $76.7 million in the first quarter 2013. The increase was driven by higher revenue in the Implants, Instruments and Other segments, partially offset by lower revenue in the Cases segment. First quarter 2014 OEM Solutions segment revenue included a benefit of $1.1 million, or 1.4%, due to the favorable impact of foreign currency exchange rates. On a sequential basis, first quarter 2014 OEM Solutions revenue was up 2.5% compared to the fourth quarter 2013, reflecting higher sales in the Implant and Other segments, flat results in the Instruments segment, and lower revenue in the Cases segment. Overall the OEM Solutions segment continues to experience a steady environment, with some quarterly fluctuations based on the timing of customer shipments and inventory management.

Symmetry Surgical segment revenue was $20.7 million in the first quarter 2014, a 7.0% decrease from $22.2 million in the first quarter 2013. First quarter 2014 Symmetry Surgical segment revenue included a benefit of $0.1 million, or 0.3%, due to the favorable impact of foreign currency exchange rates. On a sequential basis, first quarter 2014 Symmetry Surgical segment revenue decreased 8.4% compared to the fourth quarter 2013. For the first quarter 2014, Symmetry Surgical encountered a continued sluggish hospital spending environment which was further complicated by the severe weather impacts.

Gross profit for the first quarter 2014 was $23.9 million, compared to $25.1 million in the same period last year. Gross margin percentage for the first quarter 2014 was 23.6%, compared to 25.4% in the first quarter 2013. Gross margin was driven by a lower percentage of revenue from the Company's higher margin Symmetry Surgical segment as compared to the same period last year. In addition, gross margin in the OEM Solutions segment was impacted by inefficiencies associated with severe weather as well as labor and healthcare inflation.

Sales, marketing, general and administrative expenses in the first quarter 2014 were $17.7 million, compared to $20.0 million in the same period last year. The decrease in the first quarter 2014 was primarily due to reductions of $0.9 million lower sales and marketing expenses along with cost controls at Symmetry Surgical, $0.7 million in self-insured medical claims, $0.6 million in acquisition related costs and $0.1 million in stock based compensation expense. This was partially offset by a $0.1 million increase in amortization expense.

Operating income for the first quarter 2014 was $4.8 million, an increase of 23.9% compared to $3.9 million in the first quarter 2013. Operating margin was 4.8% in the first quarter 2014, compared to 3.9% in the same period last year. Excluding charges for stock compensation expense, amortization of intangible assets, and acquisition related costs, as well as charges for acquisition related costs, facility closure and severance costs, and net gain on insurance proceeds received (referred to collectively as "operating income adjustments"), operating income for the first quarter 2014 was $7.5 million, compared to $7.4 million in the same period last year. The increase was primarily driven by lower operating expenses, partially offset by lower revenue in the Symmetry Surgical segment.

Interest expense for the first quarter 2014 was $2.2 million, compared to interest expense of $4.6 million in the same period last year. This decrease was driven by the Company's focus on using free cash flow to reduce debt and the amendment of the Company’s credit facility at the end of 2013, which allowed the Company to eliminate its higher rate mezzanine debt.

Income tax expense for the first quarter 2014 was $0.8 million, compared to an income tax benefit of $0.3 million in the same period last year, driven by the positive pre-tax income in the first quarter 2014 as compared to a pre-tax loss in the same period last year.

Net income for the first quarter 2014 was $1.3 million, or $0.03 per diluted share, compared to net loss of $0.3 million, or $(0.01) loss per diluted share, in the same period last year. Excluding the operating income adjustments noted above, as well as unrealized foreign currency impact on an intercompany loan, legal entity restructuring, amortization of debt issuance costs and loss on debt extinguishment, net income for the first quarter 2014 was $3.3 million, or $0.09 per diluted share, compared to $2.3 million, or $0.06 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the first quarter of 2014 was 37,010,895.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “We are pleased with our first quarter results, highlighted by our OEM Solutions business. Looking forward, we expect continued revenue growth and improved gross margin in this segment, driven by operational execution and our efficiency initiatives. We continue our efforts to stabilize the Symmetry Surgical segment, including the March launch of two innovative new products, the Bookwalter® Femoral Elevator and the Symmetry® Sharp Kerrison. We received positive feedback on these products at recent medical meetings and we expect them to strengthen our reputation as a surgical instrument innovator. Overall, we are reiterating our full year financial guidance.”

Financial Guidance

The following forward-looking estimates regarding 2014 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the first quarter 2014 results and the current outlook for the remainder of the year, the Company is reiterating its financial guidance for the full year 2014. For the full year 2014, the Company expects revenue to be in the range of $408 million to $418 million. The company is estimating a 3% to 4% procedural growth rate in its key orthopaedic market as well as a 2% to 3% market growth in its worldwide direct to hospital market. The Company expects full year 2014 GAAP earnings per diluted share to be in the range of $0.26 to $0.32 and full year 2014 as adjusted* earnings per diluted share to be in the range of $0.48 to $0.54. As in 2013, this forecast includes a negative $0.02 impact of the Medical Device Excise Tax in SG&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, severance costs and other one-time expenses. These items are expected to negatively impact full year 2014 GAAP earnings per diluted share by approximately $0.22.

Diluted earnings per share – GAAP	$0.26 - $0.32

Estimated Amortization	$(0.14)
Estimated stock compensation expense	$(0.06)
Estimated all other adjustments	$(0.02)

Diluted earnings per share – as adjusted*	$0.48 - $0.54

Conference Call

Symmetry Medical will host a conference call to discuss first quarter 2014 financial results at 8:00 a.m. ET on May 1, 2014. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (877) 261-8990 for domestic callers and (847) 619-6441 for international. The reservation number for both is 37157181 (please reference “Zack Kubow” as host and “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through August 1, 2014. In addition, a telephonic replay of the call will be available until May 31, 2014. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use reservation code 37157181#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, asset impairment charges, the net gain on insurance proceeds received, unrealized foreign currency impact on an intercompany loan, stock compensation expense, acquisition related costs, facility closure and severance costs, product recall costs and loss on debt extinguishment.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K/A filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended
	March 29,	March 30,
	2014	2013
	(unaudited)	(unaudited)

Revenue	$101,267	$98,864
Cost of revenue	77,328	73,720

Gross profit	23,939	25,144

Research and development expenses	1,122	1,164
Sales and marketing expenses	6,686	7,120
General and administrative expenses	10,967	12,838
Facility closure and severance	339	129

Operating income	4,825	3,893
Other (income) expense:
Interest expense	2,223	4,617
Loss on debt extinguishment	503	-
Derivatives valuation (gain) loss	-	193
Other	56	(314)

Income (loss) before income taxes	2,043	(603)
Income tax expense (benefit)	789	(309)

Net income (loss)	$1,254	$(294)

Net income (loss) per share:
Basic	$0.03	$(0.01)

Diluted	$0.03	$(0.01)

Weighted average common shares and equivalent shares outstanding:
Basic	36,569	36,275
Diluted	37,011	36,275

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	March 29,	December 28,
	2014	2013

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$14,904	$7,362
Accounts receivable, net	57,031	51,813
Inventories	59,553	58,879
Refundable income taxes	4,725	5,784
Deferred income taxes	5,653	5,439
Other current assets	5,764	4,900

Total current assets	147,630	134,177
Property and equipment, net	90,688	89,993
Goodwill	182,179	182,178
Intangible assets, net of accumulated amortization	103,115	105,004
Other assets	3,674	4,484

Total Assets	$527,286	$515,836

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$32,180	$28,837
Accrued wages and benefits	11,510	9,656
Other accrued expenses	5,661	7,138
Accrued income taxes	184	53
Derivative valuation liability	309	283
Revolving line of credit	213	-
Current portion of capital lease obligations	488	465
Current portion of long-term debt	-	6,531

Total current liabilities	50,545	52,963
Accrued income taxes	1,380	2,126
Deferred income taxes	8,166	7,536
Derivative valuation liability	1,770	1,104
Other liabilities	918	886
Capital lease obligations, less current portion	838	974
Long-term debt, less current portion	177,000	165,450

Total Liabilities	240,617	231,039

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued March 29, 2014-- 37,493; December 28, 2013--37,209	4	4
Additional paid-in capital	290,092	289,257
Retained deficit	(8,277)	(9,531)
Accumulated other comprehensive income	4,850	5,067

Total Shareholders' Equity	286,669	284,797

Total Liabilities and Shareholders' Equity	$527,286	$515,836

Reconciliation of As Adjusted Financial Measures

	Three Months Ended
	March 29,	December 28,	March 30,
	2014	2013	2013
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$4,825	$7,538	$3,893
Adjustments:
Amortization of intangible assets	1,899	1,896	1,776
Stock compensation expense	834	788	962
Net gain on insurance proceeds received (1)	(402)	-	-
Acquisition related costs	-	(89)	591
Asset impairment	-	296	-
Facility closure and severance	339	151	129
Product recall costs	-	324	-

Operating income, as adjusted	$7,495	$10,904	$7,351

Net income (loss), as reported	$1,254	$(2,157)	$(294)
Adjustments:
Amortization of intangible assets	1,234	1,232	1,154
Amortization of debt issuance costs	188	283	303
Loss on debt extinguishment	327	2,899	-
Stock compensation expense	542	512	625
Net gain on insurance proceeds received (1)	(402)	-	-
Acquisition related costs	-	(58)	384
Asset impairment	-	181	-
Unrealized foreign currency impact on intercompany loan	(74)	369	-
Product recall costs	-	211	-
Facility closure and severance	220	98	84

Net income, as adjusted	$3,289	$3,570	$2,256

Earning per diluted share, as reported	$0.03	$(0.06)	$(0.01)
Impact of adjustments	0.06	0.16	0.07

Earning per diluted share, as adjusted	$0.09	$0.10	$0.06

(1)  Represents insurance proceeds received in excess of losses incurred

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